Exhibit 10.3

30 May 2012

Peter McCann

Dear Peter

EXECUTIVE SERVICES AGREEMENT

The MAC Services Group Pty Ltd (“The MAC”) has offered to employ you, and you have agreed to be employed by The MAC in the position of Managing Director on the terms and conditions set out in this Agreement. The terms of the Agreement are as follows:

1.	Position

The MAC appoints you to the position of Managing Director and your employment in that position or in any other position you are appointed to by The MAC shall continue according to the terms of this Agreement. As Managing Director you shall report to the Senior Vice President, Accommodations, Oil States International (SVP, Accommodations, OSI).

2.	Commencement Date	22 June 2012

3.	Location	You will be based at The MAC’s head office in Sydney, New South Wales but you may be asked or required to perform your work at any other location as may be required from time to time.

4.	Duties and Responsibilities	You acknowledge and agree that you are employed to:
		(a)	perform to the best of your abilities and knowledge the duties required of the Position and assigned to you by the SVP, Accommodations, OSI from time to time;

		(b)	use all reasonable efforts to promote the interests of The MAC;

		(c)	act in the best interests of The MAC;

(d)

serve The MAC faithfully and diligently to the best of your ability, which shall include complying with all lawful and reasonable directions given to you by the SVP, Accommodations, OSI or any person authorised to give such directions on behalf of the Company; and

(e)

comply with The MAC’s policies and procedures in place from time to time, although you acknowledge that those policies and procedures are not a term of this Agreement and do not vest you with any enforceable rights. They are for the benefit of The MAC only and do not give rise to any action against The MAC in law, statute or equity.

5.	Remuneration

Your base bay shall be $388,025 per annum, unless and until varied by agreement and in writing.

Your salary component shall be paid to you fortnightly in arrears into a bank account nominated by you.

Your salary is paid in compensation for all hours of work, including any reasonable additional hours of work you perform. You agree the salary is sufficient compensation for all hours you work to complete the requirements of your position.

Superannuation

Additionally, The MAC will contribute into a complying superannuation fund of your choice, at the minimum level required in order to avoid the compulsory superannuation charge in place from time to time (currently 9% of your ordinary time earnings up to the maximum contributions base). You may have additional contributions made to your chosen superannuation fund on a pre-tax basis by notifying the pay office in writing. Alternatively, you may choose The MAC’s Default Fund and about which information can be provided on request.

Fringe Benefits

Your total remuneration includes any fringe benefits tax that is payable by The MAC under relevant tax laws in respect of any component of your total remuneration or other benefit The MAC may provide to you from time to time.

Annual Incentive Compensation Plan (“AICP”)

During your employment, you will be eligible to participate in the Company’s Annual Incentive Compensation Plan (“AICP”). The notional incentive target applicable to this position is 50% of base salary. Payments made under the ACIP scheme do not attract additional superannuation. Payments under this scheme are dependent upon the Company’s and your own performance and the scheme is assessed following the completion of the Company’s financial year. The operation of the AICP scheme remains at the discretion of the Company.

6.	Equity	You will receive a once-off 3000 Restricted Share issue at the commencement of your appointment once the board has approved.

7.	Salary Review	The MAC will conduct an annual review of your performance and remuneration in April of each year, with no guarantee of any adjustment to your remuneration.

8.	Expenses	The MAC will reimburse you for all out of pocket work related expenses, based on receipts or other proof of purchase.

9.	Hours of Work

Normal hours of work will be in accordance with operational requirements. You will be required to work the hours necessary in order to perform the duties and achieve the outcomes expected of you, including reasonable additional hours of work and consideration for this has been included in your salary.

10.	Annual Leave

You will be entitled to annual leave of 20 days for each completed 12 months of continuous service with The MAC, which will accrue on a pro-rata basis over the period and be credited to you monthly and taken from time to time as agreed between you and the SVP, Accommodations, OSI provided that the SVP, Accommodations, OSI may direct, at its discretion, you to take annual leave at any time, when:

• at the time the discretion is given, you have annual leave to your credit of more than 40 days at the time that the direction is given, and

		•	the amount of annual leave that you are directed to take is less than, or equal to, 10 days annual leave.

11.	Personal Leave

You will be entitled to paid personal leave of up to 10 days for each completed 12 months of continuous service with The MAC, which will accrue on a pro-rata basis over that period and be credited to you monthly. Personal leave may be taken as either:

		•	Sick leave - because of your personal illness or injury, or

•

Carer’s leave - because you need to provide care or support to a member of your immediate family, or a member of your household, who requires care or support because of a personal illness, or injury, or an unexpected emergency affecting the member.

Untaken personal leave will accumulate each year but will not be paid out on termination .

You are also entitled to a period of up to two (2) days unpaid carer’s leave for each occasion when a member of your immediate family or household requires care or support because of a personal illness or injury or an unexpected emergency affecting the member. You will be entitled to this unpaid carer’s leave if you have exhausted your paid personal leave entitlements.

12.	Long Service Leave	Long Service Leave will be granted in accordance with the relevant State laws.

13.	Smoking	The MAC is a smoke-free work place. This is defined as a total prohibition of smoking in enclosed work areas.

14.	Confidentiality

Your contract of employment with The MAC is based on a duty of good faith, trust and fidelity to The MAC, and in the course of employment you will have access to Confidential Information. You acknowledge and agree that you must keep confidential all Confidential Information, other than Confidential Information you are required to use or disclose:

		(a)	in the proper performance of your duties;

(b)	at the direction of the Chief Executive Officer; or

(c)	by operation of law.

You must not otherwise:

(c)	use or disclose Confidential Information for your personal benefit or any other purpose;

(d)	remove any Confidential Information from The MAC premises;

(e)	for any reason either for yourself or any third party appropriate , copy or reproduce in any manner any Confidential Information;

This obligation of confidentiality continues indefinitely, that is both during your employment and for all time after your employment ceases for any reason.

You must notify The MAC of any suspected or actual unauthorised use or disclosure of Confidential Information by any person.

You must assist as reasonably required in connection with any proceedings The MAC may commence or be involved in for unauthorised use, disclosure or copying of Confidential Information.

“Confidential Information” includes this Agreement and its terms, any trade secrets or confidential information relating to or belonging to The MAC or any related bodies corporate including, but not limited to any such information relating to customers or clients, customer costs or requirements, any information relating to suppliers, supplier lists, terms of trade, pricing lists or pricing structures, future promotions, stock results, turnover figures, marketing information and plans, Intellectual Property, Inventions, business plans or dealings, technical data, employees or officers, financial information and plans, designs, product lines, ideas, concepts, plans, any document identified as being confidential by The MAC or any related corporations of The MAC, research activities and the source code of any software. Confidential information does not include:

•	information within the public domain (unless the information is in the public domain due to an unauthorised use or disclosure);

		•	information required to be disclosed by law; and

		•	information which The MAC has consented to being disclosed.

15.	Intellectual Property

You acknowledge and agree that all Intellectual Property in all Inventions and other materials created, developed, generated, expanded, added to or modified by you (alone or with others) is the property of The MAC.

You agree to assign to The MAC all existing and future rights in all Intellectual Property and Inventions created or generated by you (whether alone or with others) for use by any member of The MAC.

You acknowledge that by signing this Agreement all such existing rights are vested in The MAC and, on their creation, all such future rights will vest in The MAC. You must do all things reasonably requested by The MAC to enable The MAC to obtain the full benefit of these intellectual property rights.

To the extent permitted at law, you consent to all acts or omissions by The MAC or any person authorized by The MAC concerning any Invention that would otherwise infringe on your moral rights (as defined in the Copyright Act 1968 (Cth) (“Copyright Act”)).

“Intellectual Property” means all intellectual proprietary rights whether registered or unregistered and whether existing under statute, at common law or in equity throughout the world including, without limitation:

•

all trademarks, trade names, logos, symbols, get up, brand names or similar rights, registered or unregistered designs, patents, copyright, discoveries, trade secrets and the right to have Confidential Information kept confidential, together with;

		•	any application or rights to apply for any of the rights referred to above.

“Inventions” means any literary work, design, drawing, invention, discovery, idea, development, process, plan, proposals, design, formulae, specification, program, or other matter or work whatsoever, including any and all improvements made to any matter or work.

The Copyright Act allocates Moral Rights to the creator of certain types of works. “Moral Rights” means the right of integrity of authorship (i.e., not to have a work subjected to derogatory treatment), the right of attribution of authorship of a work, and the right not to have authorship of a work falsely attributed. The nature of The MAC’s business means that The MAC may at times need to adapt work created by you, or provide material on which you have contributed without acknowledging each individual who worked on it. By signing this Agreement you are, subject to the Copyright Act, consenting to any member of The MAC or The MAC’s clients using or adapting material to which you have contributed, in any manner and without expressly acknowledging your individual contribution.

16.	Computer Usage

Computers are to be used for company business requirements. Use of the computer to obtain or forward offensive, profane, pornographic material or sending defamatory, insulting, sexually explicit, offensive communications, or to breach copyright law, or obtain The MAC proprietary information, trade secrets or Confidential Information will be considered grounds for disciplinary action, up to and including termination of employment on a summary dismissal basis.

17.	Conflict of Interest

You are required to devote the whole of your working time and attention to the business of The MAC and shall not engage in any activity that may give rise to an actual or potential conflict of interest with your employment. Any matter giving rise to an actual or potential conflict of interest with your employment obligations would be grounds for disciplinary action up to an including termination of employment. Conflicts of interest may also occur from your after-hours activities. If you have any concerns in this regard, you should disclose these too

18.	Non-Solicitation	You agree that during your employment you will not:

		•	attempt to entice or encourage any other employee or person engaged by The MAC to resign their employment or engagement;

		•	attempt to entice or encourage any customers or suppliers to cease their dealings with The MAC; or

ask another person to do any of the above things.

19.	Termination

Subject to this clause, either you or The MAC may terminate this Agreement and your employment upon the giving of six (6) months’ notice. By mutual agreement in writing, this period of notice may be extended or shortened. The Company, at its sole discretion, may elect to pay you in lieu of working through any part or all of your notice period.

After either party has given written notice, the Company may at its absolute discretion direct that you, for all or any part of your notice period, not to perform any work, to remain away from any The MAC workplace or location, and/or not to contact any The MAC, employee or agent, or customer or customer representative or agent.

The restraint period in clause 21 of this Agreement shall reduce proportionally to the extent you work out any part of your notice period.

In the event you breach any of clauses 4, 14, 15, 16, 17, or 18 of this Agreement, or for any serious misconduct by you, the Company may summarily terminate your employment without notice.

20.	After Employment	If your employment terminates for any reason, then:

		(a)	you shall immediately deliver up to The MAC all company property in your control or possession;

		(b)	clauses 14 and 21 of this Agreement shall continue to operate and survive termination of this Agreement;

		(c)	The MAC shall, to the extent permitted at law, set off any amounts owed by you to The MAC against any amounts payable to you upon termination of your employment.

21.	Restraint	You must not, without the prior written consent of The MAC, do any one or more of the following during the Restraint Period and within the Restraint Area:

(a)

be employed whether directly or indirectly, or provide services to, or carry on or be engaged, involved or interested in any Competitor in any capacity where you would be providing services, work or output similar to your duties when employed by The MAC;

		(b)	on your account or for any person attempt to:

			(i)	entice or encourage any other employee or person engaged by The MAC to resign their employment or engagement;

			(ii)	entice or encourage any person or entity who was in the last 12 months of your employment a customer or supplier to cease their dealings with The MAC;

(iii)

accept any approach from a person or entity who was in the last 12 months of your employment a customer or supplier to The MAC with a view or intent to establishing a relationship with or obtaining the business or custom of that person for or on behalf of any Competitor; or

			(iv)	ask another person to do any of the above things.

		(c)	or you shall immediately deliver up to The MAC all company property in your control or possession;

“Competitor’’ means any person or entity who is engaged in or in connection with providing construction, development or maintenance of accommodation buildings and accommodation services, or hospitality, catering, cleaning, maintenance or linen services, or other similar services to any person or entity engaged in or in connection with the mining industry in Australia.

“Restraint Period” means the following period commencing immediately upon the termination of the Agreement:

		(a)	twelve months;

		(b)	six months;

		(c)	three months

“Restraint Area” means:

		(a)	Australia;

		(b)	New South Wales, Queensland, Western Australia and South Australia;

		(c)	New South Wales, Queensland and Western Australia;

		(d)	Queensland and Western Australia;

		(e)	Queensland.

This clause will have the effect so that each part of this clause has a separate and severable restriction and is enforceable accordingly, in respect of each period of time set out in sub-clauses (a) - (c) inclusive combined with each separate area set out in clause (d) - (h).

If any of these separate and severable covenants are or become invalid or unenforceable for any reason they will be severed and their invalidity or unenforceability will not affect the validity or enforceability of any of the other separate covenants.

You acknowledge that each of the restrictions in this clause are reasonable in the circumstances and are necessary to protect the Confidential Information and goodwill of The MAC and that they are no more than sufficient for protection of the business of The MAC.

22.	Compliance	The exercise of or compliance with any direction, right, discretion or obligation under this Agreement is subject to compliance with:

		(a)	all applicable laws, including the Corporations Act 2001 (Cth);

23.	Waiver	Any failure by a party to insist on performance of a term of this Agreement at any time is not a waiver of its right to insist upon performance of that or any other term at a later time.

24.	Severability

Any provision of this Agreement that is or becomes illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and will not invalidate the remaining provisions.

25.	Entire Agreement

This Agreement represents the entire agreement between The MAC and you in relation to your terms and conditions of employment, and supersedes any prior understanding or agreement between the parties and any prior condition, warranty, representation or indemnity imposed or made by either party whether in writing or not.

No part of this Agreement may be changed or varied in any way after it has been signed except in writing signed by or on behalf of The MAC and you.

This Agreement may be executed in counterparts and all counterparts, when taken together shall form one instrument.

26.	Governing Law	This Agreement is governed by, takes effect and will be construed in accordance with the laws of New South Wales

Executed as an Agreement

Executed for and on behalf of The MAC

Services Group Limited

/s/ Ron Green	/s/ Lesley Jolly
Signature of Executor	Signature of Witness

Ron Green	Lesley Jolly
Name of Executor	Name of Witness

Signed by the Employee

In signing this Agreement I acknowledge that I have read and understood the terms of this Agreement and I agree to be bound by the terms of this Agreement.

/s/ Peter McCann	/s/ Lesley Jolly
Signature of Employee	Signature of Witness

Peter McCann	Lesley Jolly
Name of Employee	Name of Witness